Exhibit 99.1 (b) 2

TechRx Incorporated

Consolidated Balance Sheets

May 31, 2002 and June 30, 2001

	2002	2001
	(Dollars in Thousands)
Assets
Current assets:
Cash	$7,349	$11,513
Accounts receivable:
(including amounts due from NDCHealth)—net of an allowance for doubtful accounts of $741 in 2002 and $832 in 2001	7,687	6,587
Prepaid expenses and other	1,444	1,239

Total current assets	16,480	19,339
Property and equipment:
Furniture	984	1,518
Office equipment	722	790
Leasehold improvements	641	628
Computer software and hardware	5,292	3,206
Construction in progress	571	—

	8,210	6,142
Less accumulated depreciation/amortization	(2,087)	(2,239)

Total fixed assets	6,123	3,903
Other assets:
Software development costs	6,401	—
Market development costs—net of accumulated amortization of $11,500 in 2002 and $6,000 in 2001	6,500	12,000
Goodwill—net of accumulated amortization of $3,172 in 2001	34,011	34,011
Other	151	109

Total assets	$69,666	$69,362

Exhibit 99.1 (b) 2
TechRx Incorporated

Consolidated Balance Sheets

May 31, 2002 and June 30, 2001

	2002	2001
	(Dollars in Thousands)
Liabilities and stockholders' equity
Current liabilities:
Accounts payable (including NDCHealth)	$4,032	$4,118
Accrued expenses	5,221	6,669
Accrued restructuring costs	2,059	1,938
Dividends payable to NDCHealth	646	—
Deferred revenue	8,216	8,767
Notes payable—chain customer	11,906	—
Current portion of long-term obligations (including NDCHealth)	7,118	7,665

Total current liabilities	39,198	29,157
Long-term obligations (including NDCHealth)	7,681	15,675

Total liabilities	46,879	44,832
Redeemable Convertible Series B preferred stock at $.001 par value, 3,000,000 shares authorized, issued and outstanding in 2001	—	3,207
Stockholders’ equity:
Convertible Series A preferred stock at $.001 par value, 17,033,500 shares authorized, 6,973,500 shares issued and outstanding, liquidation value of $3,070,000	3,070	3,070
Convertible Series C preferred stock at $.001 par value, 19,669,500 shares authorized, 9,203,540 shares issued and outstanding in 2001	—	30,800
Common stock at $.001 par value; 90,000,000 shares authorized; 32,098,671 and 15,123,205 shares issued and outstanding, respectively	32	15
Additional paid-in capital	64,676	15,172
Warrants outstanding	1,928	3,295
Accumulated deficit	(46,693)	(31,017)
Cumulative translation adjustment	(49)	26
Notes receivable from stockholders	(177)	(38)

Total stockholders’ equity	22,787	21,323

Total liabilities and stockholders’ equity	$69,666	$69,362

See accompanying notes.